Exhibit 99.1

News Release

DUKE REALTY CORPORATION APPOINTS

CHRISTIE B. KELLY CHIEF FINANCIAL OFFICER

(Indianapolis, March 2, 2009) – Duke Realty Corporation (NYSE: DRE) today announced that Christie B. Kelly has been appointed executive vice president and chief financial officer of the company, effective February 27, 2009.

Kelly, 47, brings a wealth of financial leadership skills and diversified experiences to her new position at Duke following an extensive career at GE and most recently Lehman Brothers. Kelly has 25 years of experience ranging from financial planning and strategic development to senior leadership roles in financial management, mergers and acquisitions, information technology and investment banking. At GE she held a variety of domestic and global leadership roles for GE Real Estate, GE Capital, GE Corporate Audit and GE Medical Systems. In 2007, Kelly joined Lehman Brothers as senior vice president of global real estate, where she led real estate equity syndication in the United States and Canada.

“We are pleased to welcome Christie to our team,” said Dennis D. Oklak, Duke’s chairman and CEO. “She is a proven financial executive and leader. Her experience with capital markets and real estate finance will be especially valuable in the current economic climate. I look forward to working with Christie and the rest of our strong management team as we build on our solid foundation and continue to execute our business strategy.”

“I am honored to be joining Duke at such a strategic time in the company’s history,” said Kelly. “The management team has a solid track record and has acted quickly to strengthen its capital position this last year. I’m truly excited by the opportunities we have in front of us as an owner, manager and developer of industrial, office and healthcare real estate.”

Kelly joined GE in 1983 as a member of GE’s Financial Management Program. She was appointed to the Corporate Audit staff and became executive audit manager in 1991. She was then promoted to CFO Greater China, followed by a similar role for GE Capital Asia Pacific. She later progressed through numerous finance and operational leadership roles at GE before joining Lehman Brothers.

Duke Realty Corporation Appoints Christie B. Kelly Chief Financial Officer

March 2, 2009

About Duke Realty Corporation

Duke Realty Corporation specializes in the ownership, management and development of office, industrial and healthcare real estate. The company owns, manages, or has under development more than 135 million rentable square feet in 20 major U.S. cities. Duke Realty Corporation is publicly traded on the NYSE under the symbol DRE and is a member of the S&P MidCap 400 Index. More information about Duke is available at www.dukerealty.com.

Contact Information:

Investors: Shona Bedwell (317) 808-6169 shona.bedwell@dukerealty.com Randy Henry (317) 808-6060 randy.henry@dukerealty.com	Media: Joel Reuter (317) 808-6137 joel.reuter@dukerealty.com